UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 13, 2010 (May 12, 2010)

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12302 (Commission File Number)	06-1196501 (IRS Employer Identification No.)

122 Fifth Avenue, New York, New York (Address of principal executive offices)	10011 (Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Leonard Riggio

Effective on May 12, 2010 (the “Leonard Riggio Effective Date”), Barnes & Noble, Inc. (the “Company”) entered into an employment agreement with Leonard Riggio (the “Chairman Agreement”), pursuant to which he will serve as Chairman (“Chairman”) of the Board of Directors of the Company (the “Board”).  Mr. Riggio previously served as Chairman without a contract.  The term of the Chairman Agreement will be for the period beginning on the Leonard Riggio Effective Date and ending on the first anniversary of the Leonard Riggio Effective Date, and the term will automatically renew for additional periods of one year, unless either party gives the other party 90 days’ written notice.

Pursuant to the Chairman Agreement, Mr. Riggio agrees to serve as Chairman and as an employee of the Company, reporting directly to the Board.  Mr. Riggio will be entitled to an annual base salary of $100,000, or such higher amount as determined by the Compensation Committee of the Board (the “Committee”).  In addition, Mr. Riggio will be entitled to participate in the Company’s Executive Performance Plan, with a target bonus amount of not less than 150% of his annual base salary, and will also be eligible for grants of equity-based awards under the Company’s 2009 Incentive Plan, as determined by the Committee.  Mr. Riggio will also receive any benefits to which he is entitled under the employee benefits plans that the Company provides for its employees and executive officers generally.

Mr. Riggio’s employment is “at will” and he will not be entitled to any severance benefits pursuant to the Chairman Agreement.

The Chairman Agreement provides that Mr. Riggio will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement.  The non-competition and non-solicitation covenants apply during the term of the Chairman Agreement and for the two-year period following termination of employment, and the confidentiality and non-disparagement covenants apply during the term of the Chairman Agreement and at all times thereafter.

The foregoing description of the Chairman Agreement is a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to the Chairman Agreement filed as Exhibit 10.1 to this report and incorporated by reference herein.

Employment Agreement with Stephen Riggio

Effective on May 12, 2010 (the “Stephen Riggio Effective Date”), the Company entered into an employment agreement with Stephen Riggio (the “Vice Chairman Agreement”), pursuant to which he will serve as Vice Chairman (“Vice Chairman”) of the Board.  Mr. Riggio was previously employed as Chief Executive Officer of the Company from February 2002 until March 2010 pursuant to an employment agreement, dated as of February 18, 2002 (as amended, the “Prior Agreement”).  The Vice Chairman Agreement supersedes the Prior Agreement.  The term of the Vice Chairman Agreement will be for the period beginning on the Stephen Riggio Effective Date and ending on the second anniversary of the Stephen Riggio Effective Date, and the term will automatically renew for additional periods of one year, unless either party gives the other party 90 days’ written notice.

Pursuant to the Vice Chairman Agreement, Mr. Riggio agrees to serve as Vice Chairman and as an employee of the Company, reporting directly to the Chairman of the Board.  Mr. Riggio will be entitled to an annual base salary of $400,000, or such higher amount as determined by the Committee.  In addition, Mr. Riggio will be entitled to participate in the Company’s Executive Performance Plan, with a target bonus amount of not less than 150% of his annual base salary, and will also be eligible for grants of equity-based awards under the Company’s 2009 Incentive Plan, as determined by the Committee.  Mr. Riggio will also receive any benefits to which he is entitled under the employee benefits plans that the Company provides for its employees and executive officers generally, as well as certain other benefits.

Mr. Riggio’s employment is “at will” and he will not be entitled to any severance benefits pursuant to the Vice Chairman Agreement, except in the following circumstances.  In the event that his employment is terminated by the Company without “cause” or he terminates for “good reason”, subject to the execution of a release of claims against the Company, Mr. Riggio will be entitled to an amount equal to two times the sum of his annual base salary, average bonus and benefits costs.  If, upon a “change in control”, such a termination of employment occurs during the two years following the “change in control”, Mr. Riggio will be entitled to an amount equal to three times the sum described above.   Notwithstanding the foregoing, such severance payments in connection with a “change in control” will be reduced if a reduction would result in Mr. Riggio retaining a greater net-after tax amount following the application of Section 280G of the Internal Revenue Code.

The Vice Chairman Agreement provides that Mr. Riggio will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement.  The non-competition and non-solicitation covenants apply during the term of the Vice Chairman Agreement and for the two-year period following termination of employment, and the confidentiality and non-disparagement covenants apply during the term of the Vice Chairman Agreement and at all times thereafter.

The foregoing description of the Vice Chairman Agreement is a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to the Vice Chairman Agreement filed as Exhibit 10.2 to this report and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Employment Agreement dated May 12, 2010 between Barnes & Noble, Inc. and Leonard Riggio

10.2	Employment Agreement dated May 12, 2010 between Barnes & Noble, Inc. and Stephen Riggio

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES & NOBLE, INC.,

by
/s/ Joseph J. Lombardi
Name: Joseph J. Lombardi
Title: Chief Financial Officer
DATE:  May 12, 2010